Exhibit 99.1

Editorial Contact:	Investor Contact:
David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

Secure Computing Reports Strong Second Quarter Results

Company Achieves Record Quarterly Revenue, Earnings per Share, Bookings and Cash Generated from Operations

SAN JOSE, Calif., July 21, 2005 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced second quarter 2005 revenue of $26.1 million. This represents an 18% increase compared to $22.1 million in the same quarter last year, and a 2% increase compared to revenues of $25.6 million in the prior quarter.

“With a 10% sequential increase in bookings, the second quarter marked another period of solid performance for Secure Computing,” said John McNulty, chairman, president and chief executive officer of Secure Computing. “All three of our products either met or exceeded our expectations in the quarter, and acceptance of our newest product offerings continues to be excellent. Our U.S. Federal Government team executed very well, contributing 21 percent of our revenue mix.”

“Not only do our financial results show strong growth, but our momentum in the channel continued to escalate as well. In the second quarter, over 50 percent of our North America bookings came through the channel, which is a record for the company. We also continued our campaign to expand our roster of new channel partners. In the second quarter, we recruited 87 new resellers, bringing the total number to 864 partners worldwide.”

Gross margins in the second quarter were 87.5% of revenue or $22.9 million. This compares to 88% of revenue, or $19.5 million, in the year ago quarter and 85.6% of revenue, or $21.9 million, in the prior quarter.

Second quarter operating expenses were $18.1 million, or 69% of revenue, 8 percentage points lower then the year ago quarter. Sales and marketing expenses were $12.2 million, or 47% of revenue, down 4 percentage points from the year ago quarter. Research and development costs were $4.0 million, or 15% of revenue, down 3 percentage points from the year ago quarter. General and administrative costs were $1.9 million, or 7% of revenue, down 1 percentage point from the year ago quarter.

Operating income for the second quarter was 18% of revenue, a 7 percentage point improvement over the same quarter last year.

Net income for the second quarter was $4.9 million, or $0.13 per fully diluted share, compared to net income of $2.5 million, or $0.07 per fully diluted share in the same quarter last year, and $4.1 million, or $0.11 per fully diluted share in the prior quarter.

Other Q2 Financial Highlights:

•	Bookings for the second quarter were $28.3 million, an increase of 23% over the prior year.

•	Deferred revenue increased $2.0 million from the end of March, bringing the total deferred revenue balance to $31.3 million at the end of June.

•	Indirect bookings were approximately 74% of revenue for the second quarter, compared to 73% in the prior quarter.

•	Days sales outstanding were 71 days at June 30, 2005, compared to 68 days at March 31, 2005.

•	Cash and investments were $63.4 million at June 30, 2005. Cash generated from operations in the quarter was $6.0 million.

“Our results for the quarter highlight our growing competitive strength in the marketplace and our ability to effectively execute throughout our organization,” said Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “Overall, we are very pleased with our accomplishments in the first half of 2005 and believe we are very well positioned for the remainder of the year.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on September 16, 2005, until publication of a press release regarding the third quarter 2005 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the third quarter of 2005, revenues are expected to be approximately $27.0 million. Gross margins are expected to be approximately 85%. As a percent of revenue, operating expenses are expected to be approximately 66%. Fully diluted earnings per share is expected to be approximately $0.14, which assumes a fully diluted weighted average share count of approximately 38.0 million.

For the full-year 2005, revenues are now expected to be approximately $107 million. Fully diluted earnings per share is expected to be approximately $0.53, which assumes a fully diluted weighted average share count of approximately 38.0 million.

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 14,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Consolidated Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$26,113	$22,118	$51,692	$43,334
Cost of revenue	3,257	2,650	6,933	5,163

Gross profit	22,856	19,468	44,759	38,171

Operating expenses:
Selling and marketing	12,202	11,248	23,731	22,237
Research and development	4,036	4,104	8,361	8,207
General and administrative	1,872	1,677	3,800	3,210

	18,110	17,029	35,892	33,654

Operating income	4,746	2,439	8,867	4,517

Other income	332	79	400	206

Income before tax	5,078	2,518	9,267	4,723

Income tax expense	(132)	—	(259)	—

Net income	$4,946	$2,518	$9,008	$4,723

Basic earnings per share	$0.14	$0.07	$0.25	$0.13

Weighted average shares outstanding - basic	36,057	35,587	35,943	35,469

Diluted earnings per share	$0.13	$0.07	$0.24	$0.13

Weighted average shares outstanding - diluted	37,207	37,274	36,940	37,762

Consolidated Condensed Balance Sheets

	June 30, 2005	Dec. 31, 2004
Assets
Cash and cash equivalents	$47,152	$37,899
Investments	16,236	14,407
Accounts receivable, net	20,717	20,263
Inventory, net	2,937	2,793
Other current assets	8,854	8,832
Current assets from discontinued operations	160	260

Total current assets	96,056	84,454

Property and equipment, net	3,495	4,041
Goodwill	39,329	39,329
Other assets	5,393	3,090

Total assets	$144,273	$130,914

Liabilities and stockholders’ equity
Accounts payable	$2,090	$2,578
Accrued payroll	4,120	4,090
Other accrued expenses	1,878	1,601
Acquisition reserves	531	879
Deferred revenue	24,215	23,915

Total current liabilities	32,834	33,063

Acquisition reserves, net of current portion	428	493
Deferred revenue, net of current portion	7,080	5,532

Total liabilities	40,342	39,088

Stockholders’ equity
Common stock	364	358
Additional paid-in capital	200,318	197,244
Accumulated deficit	(96,064)	(105,072)
Accumulated other comprehensive income	(687)	(704)

Total stockholders’ equity	103,931	91,826

Total liabilities and stockholders’ equity	$144,273	$130,914

Consolidated Condensed Statement of Cash Flows

	Six months ended June 30,
	2005	2004
Operating activities
Net income	$9,008	$4,723

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	1,067	1,238
Amortization	465	405
Loss on disposals of property and equipment	385	95
Loss on disposals of intangible assets	5	18
Deferred income taxes	—	(151)

Changes in operating assets and liabilities:
Accounts receivable	(454)	1,319
Inventories	(144)	(611)
Other current assets	(22)	(637)
Accounts payable	(488)	(47)
Payroll related accruals	30	(768)
Accrued liabilities and reserves	(136)	(1,131)
Deferred revenue	1,848	(147)

Net cash provided by operating activities	11,564	4,306

Investing activities
Proceeds from sales/maturities of investments	5,777	12,292
Purchases of investments	(7,600)	(7,475)
Purchase of property and equipment, net	(906)	(1,192)
Increase in intangibles and other assets	(2,773)	(117)

Net cash provided by/(used for) investing activities	(5,502)	3,508

Financing activities
Proceeds from issuance of common stock	3,080	6,252

Effect of exchange rate changes	11	(5)
Net cash provided by discontinued operations	100	364

Net increase in cash and cash equivalents	9,253	14,425
Cash and cash equivalents, beginning of period	37,899	12,101

Cash and cash equivalents, end of period	$47,152	$26,526